Exhibit 4.2

FORM OF AUTHORIZED PARTICIPANT AGREEMENT
FOR
FRANKLIN ETHEREUM TRUST

This Authorized Participant Agreement (this “Agreement”) is entered into by and between Franklin Holdings, LLC, as sponsor (the “Sponsor”) of Franklin Ethereum Trust (the “Trust”), and each series of the Trust listed on Annex I to this Agreement (each, a “Fund” and, collectively, the “Funds”), ________________ (the “Authorized Participant” or the “AP”), and The Bank of New York Mellon (the “Administrator” or “Transfer Agent”), as administrator and transfer agent of the Trust and each Fund.  The Sponsor, the Authorized Participant and the Administrator acknowledge and agree that the Trust shall be a third-party beneficiary of this Agreement and shall receive the benefits contemplated by this Agreement, to the extent specified herein.

As provided in the Agreement and Declaration of Trust of the Trust, as it may be amended from time to time (the “Declaration of Trust”), and as specified in the Trust’s prospectus (the “Prospectus”) included as part of its registration statement, as amended, on Form S-1 (No. 333-277008) (the “Registration Statement”), units of fractional undivided beneficial interest in, and ownership of, the net assets of a Fund may be purchased or redeemed only in aggregations of a specified number of shares (“Shares”) referred to therein and herein as “Creation Units.”  The number of Shares constituting a Creation Unit of each Fund is set forth in the Prospectus.  Creation Units of Shares may be purchased only by or through an Authorized Participant that has entered into an Authorized Participant Agreement with the Sponsor and the Administrator. References to the Prospectus are to the applicable Fund’s then-current Prospectus as it may be supplemented or amended from time to time with notice in accordance with this agreement.

Under the Declaration of Trust, each Fund may issue Creation Units to, and redeem Creation Units from, authorized participants, only through the facilities of the Depository Trust Company (“DTC”), or a successor depository, and only in exchange for an amount of ether or other digital asset as specified in the applicable Fund’s Prospectus (“Digital Assets”), and/or an amount of cash computed as described in the Prospectus (collectively, the “Cash Component”), in each case plus the applicable purchase transaction fees as described in the Prospectus delivered to the Trust by the Authorized Participant or Market Maker (as defined herein) via the Cash Custodian (as defined herein). Together, the Digital Assets and the Cash Component constitute the “Creation Deposit” which represents the minimum initial and subsequent investment amount of Shares of any Fund of the Trust.  All references to “cash” shall refer to U.S. Dollars. This Agreement and the applicable procedures for each Fund (as listed on Annex II) (the “Procedures”) set forth the specific procedures by which the Authorized Participant may place an order to purchase Shares (each a “Purchase Order”) or an order to redeem Shares (each a “Redemption Order,” and, together with Purchase Orders, “Orders”) of a Fund.  All Orders must be made pursuant to the Prospectus and this Agreement, including the Procedures set forth in Annex II hereto, as each may be amended from time to time.  Until the U.S. national securities exchange or association where Shares of a Fund are principally listed (as specified in the Prospectus) (the “Listing Exchange”) obtains the necessary regulatory approvals to permit that Fund to create and redeem Shares in-kind, all purchases and redemptions by the Authorized Participant shall be in cash pursuant to this Agreement, the Prospectus and the Procedures. None of the provisions herein regarding in-kind purchases and redemptions shall apply until such approvals are obtained. An

Authorized Participant may not cancel a Purchase Order or a Redemption Order after an Order is placed by the Authorized Participant.  Capitalized terms not otherwise defined herein are used herein as defined in the Prospectus or the applicable Procedures for each Fund.

Nothing in this Agreement shall obligate the Authorized Participant to create or redeem one or more Creation Units of Shares or to sell, offer or promote the Shares.
The parties hereto in consideration of the premises and of the mutual agreements contained herein agree as follows:
1.  STATUS OF AUTHORIZED PARTICIPANT.

(a) Status of Authorized Participant.  The Authorized Participant hereby represents, covenants and warrants that with respect to Purchase Orders or Redemption Orders of Creation Units of Shares of any Fund, it is a DTC Participant (as defined in the Fund’s Prospectus, a “DTC Participant”) and it has the ability to transact through the Federal Reserve System. Any change in the foregoing status of the Authorized Participant shall automatically terminate this Agreement, and the Authorized Participant shall give prompt written notice to the Sponsor and the Administrator of such change.  The Authorized Participant may place Purchase Orders or Redemption Orders for Creation Units pursuant to the procedures for purchase and redemption set forth in the Prospectus and this Agreement, including Annex II hereto.

(b) Licenses and Compliance.  If the Authorized Participant is offering or selling Shares of any Fund of the Trust in the several states, territories and possessions of the United States, it hereby represents and warrants that it (i) is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”); (ii) is qualified to act as a broker or dealer in the states or other jurisdictions where it transacts business with respect to this Agreement; and (iii) is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”), and agrees that it will maintain such registrations, qualifications and membership in good standing and in full force and effect throughout the term of this Agreement. The Authorized Participant agrees to comply in all material respects with all applicable U.S. federal securities laws, the laws of the states or other jurisdictions concerned, and the rules and regulations promulgated thereunder and to comply in all material respects with the Constitution, By-Laws and Conduct Rules of the FINRA (together with the NASD Conduct Rules, as applicable, collectively “FINRA Rules”) to the extent such law, rules and regulations relate to the Authorized Participant’s obligations under this Agreement, and to the offer, sale, promotion, creation and redemption of the Shares and related transactions in, and activities with respect to, the Shares in connection with its obligations under this Agreement.  The Authorized Participant further represents and warrants that it will not offer or sell or promote Shares of any Fund of the Trust in any state or jurisdiction where they may not lawfully be offered and/or sold.

(c) Unregistered Authorized Participant. If the Authorized Participant is offering or selling Shares of any Fund of the Trust in jurisdictions outside the several states, territories and possessions of the United States and is not otherwise required to be registered, qualified, or a member of FINRA as set forth above, the Authorized Participant nevertheless agrees (i) to observe the applicable laws of the jurisdiction in which such offer and/or sale is made; (ii) to comply with applicable disclosure requirements of the Securities Act of 1933, as amended (the “1933 Act”), and the rules and regulations promulgated thereunder; and (iii) to conduct its business in accordance with the spirit of NASD Conduct Rules (or of comparable FINRA Conduct Rules, if such NASD Conduct Rules are subsequently repealed, rescinded or otherwise replaced by FINRA Conduct Rules) in each case to the extent the foregoing relate to the Authorized Participant’s transactions in, and activities with respect to, the Shares.

(d) Anti-Money Laundering.  The Authorized Participant represents, covenants and warrants that it has in place, and will maintain throughout the term of this Agreement, written policies, procedures and internal controls that are reasonably designed to (i) comply with anti-money laundering laws, regulations and rules applicable to it, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”), and (ii) screen all new and existing customers against the Office of Foreign Asset Control (“OFAC”) list and any other government list that is or becomes required under the USA PATRIOT ACT.

(e) Continuous Offering and Distribution.  The Authorized Participant understands and acknowledges that the method by which Creation Units will be created and traded may raise certain issues under applicable securities laws. For example, because new Creation Units may be issued and sold by the Trust on an ongoing basis, depending upon the facts and circumstances, at any point a “distribution,” as such term is used in the 1933 Act, may be deemed to have occurred. The Authorized Participant understands and acknowledges that some activities on its part, depending on the circumstances and under certain possible interpretations of applicable law, may result in its being deemed a participant in a distribution in a manner which could subject it to the prospectus delivery and related provisions of the 1933 Act that normally would be applicable to a statutory underwriter. The Authorized Participant should review the “Plan of Distribution” section of the Prospectus and consult with its own counsel in connection with entering into this Agreement and placing an Order. The Authorized Participant also understands and acknowledges that dealers who are not “underwriters” but are effecting transactions in Shares, whether or not participating in the distribution of Shares, may be required to deliver a prospectus.

(f) Communications Capability.  The Authorized Participant or a designated third party, which may be an affiliate (each, acting in such capacity, a “Market Maker”), has the capability to send and receive authenticated communications to and from (i) the Administrator, (ii) any Prime Broker (as defined in the Prospectus) utilized in connection with an Order, (iii) any custodian responsible for establishing and maintaining cash accounts (the “Cash Custodian”) and any custodian responsible for safekeeping ether or other Digital Assets, including any subcustodian thereto, for each Fund (the “Digital Asset Custodian”), and (iv) the Authorized Participant’s or applicable Market Maker’s custodian. The Authorized Participant shall confirm such capability to the reasonable satisfaction of the Administrator, Prime Broker (as applicable), the Cash Custodian, and the Digital Asset Custodian prior to placing its first order with the Administrator (whether it is a Purchase Order or a Redemption Order).

2.   EXECUTION OF PURCHASE ORDERS AND REDEMPTION ORDERS.

(a) Procedures.  All Purchase Orders or Redemption Orders shall be made in accordance with the terms of the Prospectus, this Agreement and, where applicable, the Procedures described in Annex II hereto. Each party hereto agrees to comply with the provisions of such documents to the extent applicable to it. To the extent there is a conflict between (i) any provision of the Prospectus and (ii) this Agreement and the provisions of the applicable Procedures for a Fund, the Prospectus shall control. To the extent there is a conflict between any provision of this Agreement and the provisions of the applicable Procedures for a Fund, this Agreement shall control. It is contemplated that the telephone lines used by the Administrator will be recorded, and the Authorized Participant hereby consents to the recording of all calls with the Administrator and/or the Sponsor in connection with the purchase and redemption of Creation Units, provided that the Administrator and the Sponsor, as applicable, shall promptly provide copies of recordings of any such calls to the Authorized Participant upon the reasonable request of the Authorized Participant, unless such recordings have been erased or destroyed prior to receipt of such request in the normal course of business in accordance with the recording party’s general record keeping policies and procedures.  The parties agree that either party may use such recordings in connection with any dispute or proceeding relating to this Agreement. The Administrator, the Sponsor and the Trust reserve the right to issue additional or other procedures relating to the manner of purchasing or redeeming Creation Units and the Authorized Participant agrees to comply with such procedures as may be issued from time to time, upon reasonable notice thereof, including but not limited to the Procedures that are referenced in Annex II hereto.

(b) Cancellation.  The Authorized Participant acknowledges and agrees that delivery of a Purchase Order or Redemption Order shall be irrevocable upon acceptance by the Administrator; provided that the Trust, and the Sponsor, on behalf of the Trust, reserves the right to reject any Purchase Order in accordance with the terms of the Prospectus and related documents until the trade is released, as described in Annex II hereto, and any Redemption Order that is not in “proper form” as specified in the Procedures; provided further that, in any case, the Sponsor will use reasonable efforts to notify the Authorized Participant prior to such rejection of any Purchase Order or Redemption Order and (to the extent it is permitted to do so) the reason for such rejection, and in the event that the rejection was due to the Purchase Order or Redemption Order not being in proper form, to the extent possible, provide the Authorized Participant an opportunity to place the Purchase Order or Redemption Order in proper form prior to rejection.  Neither the Administrator, the Trust nor the Sponsor shall be liable to any person by reason of the rejection of any Purchase Order or Redemption Order. The Sponsor will promptly return to the Authorized Participant and Market Maker upon rejection of a Purchase Order all consideration, including Digital Assets and cash tendered by the Authorized Participant and Market Maker, including any transaction fees, in respect of such rejected Purchase Order.

(c) Suspension of Redemptions.  The Trust, or the Administrator on its behalf, may, in its discretion, and will, when so directed by the Sponsor, suspend the right of redemption, or postpone the delivery date of ether or other Digital Assets or other Fund property generally or with respect to a particular redemption order (i) during any period in which regular trading on the Listing Exchange is suspended or restricted, or the Listing Exchange is closed (other than scheduled weekend or holiday closings); (ii) during any period when the Sponsor determines that delivery, disposal or evaluation of ether or other Digital Asset is not reasonably practicable; or (iii) during such other period as the Sponsor determines to be necessary for the protection of Shareholders. Neither the Administrator, the Trust nor the Sponsor shall be liable to any person or liable in any way for any loss or damages that may result from any such rejection, suspension or postponement.

3.   DIGITAL ASSET TRANSFERS.

Any ether or other Digital Asset to be transferred in connection with an Order shall be transferred in accordance with the Procedures and the Prospectus.  The Authorized Participant shall be responsible for (i) a transaction fee for each Order to create or redeem Creation Units, (ii) transfer, processing and other transaction costs charged by the Digital Asset Custodian and/or Cash Custodian in connection with the issuance or redemption of Creation Units for such Order (“Custody Transaction Costs”), and (iii) any other expenses, taxes or charges (such as stamp taxes or stock transfer taxes or fees).  Each of the Trust, the Sponsor and the Administrator will have no liability for loss or damages suffered by the Authorized Participant, Market Maker or any party for which they are acting in respect of any prime brokerage account at the Prime Broker that is used to transact an Order (a “Prime Brokerage Account”).  The liability of any Prime Broker utilized in connection with an Order with respect to any such loss or damage will be governed by the terms of any agreement entered into by (i) such Prime Broker and (ii) the Authorized Participant and/or Market Maker. The Authorized Participant acknowledges that it and the Market Maker (as applicable) are unsecured creditors of such Prime Broker (if used) with respect to the ether or other Digital Asset held in such Prime Brokerage Account and that such ether or other Digital Asset is at risk in the event of such Prime Broker’s insolvency.

4.  PROSPECTUS, MARKETING MATERIALS AND REPRESENTATIONS.

(a) Availability of Prospectus.  The Authorized Participant hereby agrees that, for the term of this Agreement, the Sponsor, or its designee, may deliver the then-current Prospectus, and any revisions, supplements or amendments thereto or recirculation thereof, to the Authorized Participant in Portable Document Format (“PDF”) via electronic mail to such address as shall be provided by the Authorized Participant from time to time in lieu of delivering the Prospectus in paper form. The Authorized Participant may revoke the foregoing agreement at any time by delivering written notice to the Sponsor, or the Sponsor’s designee, and, whether or not such agreement is in effect, the Authorized Participant may, at any time, request reasonable quantities of the Prospectus, and any revisions, supplements or amendments thereto, or recirculation thereof, in paper form from the Sponsor or its designee. The Authorized Participant acknowledges that it has the capability to access, view, save and print material provided to it in PDF and that it will incur no appreciable extra costs by receiving the Prospectus in PDF instead of in paper form. The Sponsor will, when requested by the Authorized Participant, make available, or cause to be made available, at no cost, the software and technical assistance necessary to allow the Authorized Participant to access, view and print the PDF version of the Prospectus.

(b) Certain Covenants of the Sponsor.  The Sponsor, on its own behalf and as sponsor of each Fund, covenants and agrees to notify the Authorized Participant promptly of the happening of any event during the term of this Agreement that could require the making of any change in the Prospectus then being used so that the Prospectus would not include an untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, and, during such time, to prepare and furnish, at the expense of the Trust, to the Authorized Participant promptly such amendments or supplements to such Prospectus as may be necessary to reflect any such change at such time and in such numbers as necessary to enable the Authorized Participant to comply with any obligation it may have to deliver such revised, supplemented or amended Prospectus to its customers that invest in the applicable Fund.

(c) Representations and Warranties of Authorized Participant.  The Authorized Participant represents, warrants and agrees that it will not make any representations involving statements of fact concerning Shares in connection with the offer and sale of Shares other than those that are consistent with the Trust’s then-current Prospectus or in any promotional materials or sales literature furnished to the Authorized Participant by the Sponsor. Subject to Section 4(d) below, the Authorized Participant agrees not to furnish or cause to be furnished to any person or display or publish any information or materials relating to Shares, including, without limitation, promotional materials and sales literature, advertisements, press releases, announcements, statements, posters, signs or other similar materials (“Marketing Materials), except (x) such information and materials as may be furnished to the Authorized Participant by the Sponsor; (y) such other information and materials as may be approved by the Sponsor, which approval shall not be unreasonably withheld or delayed; and (z) “Authorized Participant Institutional Sales Literature,” as defined in Section 4(d) below. Marketing Materials shall not include: (i) written materials of any kind which relate to asset allocation or strategic or economic matters that generally mention a Fund without recommending or describing the Fund; (ii) materials prepared and used for the Authorized Participant’s internal use only; (iii) brokerage communications prepared by the Authorized Participant in the normal course of its business; and (iv) research reports as described in Section 4(d) of this Agreement.

(d) Authorized Participant Materials.  Notwithstanding the foregoing, the Authorized Participant may, without the written approval of the Sponsor or the Trust, prepare and circulate, in the regular course of its business, sales commentary and research reports that include information, opinions or recommendations relating to Shares (i) for public dissemination, provided that such research reports compare the relative merits and benefits of Shares with other products and are not used for purposes of marketing Shares, and (ii) for internal use by the Authorized Participant. The Authorized Participant may, without the written approval of the Sponsor or the Trust, prepare and circulate in the regular course of its business or for internal use, research reports, institutional communications (as such term in defined in FINRA Rule 2210 or any successor rule), correspondence (as such term is defined in FINRA Rule 2210 or any successor rule) and other similar materials that include information, opinions or recommendations relating to Shares (the “Authorized Participant Institutional Sales Literature”), provided that such Authorized Participant Institutional Sales Literature complies with applicable FINRA rules. The Authorized Participant may also prepare and circulate, in the regular course of its business, without having to refer to the Shares or the Trust’s then-current Prospectus, data and information relating to the price of ether or other Digital Asset.

(e) Due Diligence.  The Sponsor agrees to cooperate with the Authorized Participant in carrying out its reasonable due diligence with respect to this Agreement. For the avoidance of doubt, the Authorized Participant shall bear its own expenses incurred in connection with such due diligence investigation.

(f) Identification of Authorized Participant in Fund Materials.  The Sponsor shall ensure that the Prospectus contains an accurate and current listing of Authorized Participants, as may be required by the SEC or its Staff or applicable law. For as long as this Agreement is effective, the Authorized Participant agrees to be identified solely as an authorized participant of the Trust and each Fund, as applicable, (i) in any section of the Prospectus included within the Registration Statement and (ii) on the Fund’s website.

(g) Sanctions Program. The Authorized Participant represents, covenants and warrants solely to the Sponsor that it has established and presently maintains: (1) policies, procedures and controls designed to comply with applicable anti-money laundering laws; and (2) a sanctions program (the “Sanctions Program”) reasonably designed to prevent it from engaging in activities, financial transactions or other illicit purposes for or on behalf of individuals or entities in line with applicable sanctions laws and regulations, and it shall comply with the Sanctions Program and all applicable sanctions laws, regulations and rules now or hereafter in effect. The Authorized Participant acknowledges that the Digital Asset Custodian and the Cash Custodian may reject any deposit property which is subject to applicable sanctions and anti-money laundering laws. The Authorized Participant represents that it will not cause the Fund to hold any ether or other Digital Asset that originates from a financial crime or that is being or has been used to facilitate the violation of any sanctions or anti-money laundering laws.

5.  TITLE TO DIGITAL ASSETS.

The Authorized Participant represents and warrants on behalf of itself and any applicable Market Maker and any other party for which they act that, upon delivery of a Creation Unit deposit to the Fund’s Trading Balance in accordance with the terms of the Declaration of Trust and this Agreement, the applicable Fund will acquire good and unencumbered title to the ether or other Digital Asset which is the subject of such Creation Unit deposit, free and clear of all pledges, security interests, liens, charges, taxes, assessments, encumbrances, equities, claims, options or limitations of any kind or nature, fixed or contingent, and not subject to any adverse claims, including any restriction upon the sale or transfer of all or any part of such ether or other Digital Asset which is imposed by any agreement or arrangement entered into by the Authorized Participant, Market Maker or any other party for which they are acting in connection with a Purchase Order.

6.  CASH COMPONENT AND FEES.

The Authorized Participant hereby agrees that in connection with a Purchase Order, it will make available in same day funds an amount of cash sufficient to pay the Cash Component and any other amounts of cash due to the Trust in connection with the Purchase of any Creation Unit of Shares, in accordance with the provisions of the Procedures and the Prospectus. In connection with each Order by an Authorized Participant to create or redeem one or more Creation Units, the Administrator shall charge, and the Authorized Participant shall pay an amount of cash to the Administrator equal to, (i) a transaction fee and (ii) Custody Transaction Costs, each as described in the Prospectus, which may be changed by the Sponsor at any time in its sole discretion (collectively with the Cash Component, the “Cash Amount”). In addition, the Sponsor may waive the transaction fee and/or Custody Transaction Costs on the creation or redemption of Creation

Units for one or more Authorized Participants from time to time in its sole discretion. These transaction fees and Custody Transaction Costs are paid directly by the Authorized Participant and not by a Fund or the Trust. The Authorized Participant hereby agrees to ensure that the Cash Amount will be received by the Trust on or before the contractual settlement date for the applicable Order, and in the event that payment of such Cash Amount has not been made by such contractual settlement date, the Authorized Participant agrees, in connection with a Purchase Order, to pay the full Cash Amount, plus interest, computed as such reasonable rate as may be specified by the Trust from time to time.

7.  ROLE OF AUTHORIZED PARTICIPANT.

(a) No Agency.  Each party acknowledges and agrees that for all purposes of this Agreement, the Authorized Participant will be deemed to be an independent contractor, and will have no authority to act as agent for the Trust, any Fund, the Sponsor, the Administrator, the Cash Custodian, or the Digital Asset Custodian in any matter or in any respect.

(b) Availability of Authorized Participant.  The Authorized Participant will make itself and its employees available, upon request, during normal business hours to consult with the Sponsor, the Administrator, the Digital Asset Custodian, and the Cash Custodian or their designees concerning the performance of the Authorized Participant’s responsibilities under this Agreement.

(c) DTC Participant.  In executing this Agreement, the Authorized Participant agrees that it shall be bound by the applicable obligations of a DTC Participant in addition to any obligations that it undertakes hereunder or in accordance with the Prospectus or Declaration of Trust.

(d) Records of Sales.  The Authorized Participant agrees, to the extent required by applicable law, to maintain records of all sales of Shares made by or through it and to furnish copies of such records to the Trust or the Sponsor upon the reasonable written request of the Trust or the Sponsor, subject to its applicable customer information protection rules, regulations, internal policies and undertakings to maintain such information in confidence.

8.  AUTHORIZED PERSONS OF THE AUTHORIZED PARTICIPANT.

(a) Authorized Persons.  Concurrently with the execution of this Agreement, and from time to time thereafter as may be requested by the Administrator, the Authorized Participant shall deliver to the Administrator, the Sponsor and the Trust, duly certified as appropriate by its Secretary or other duly authorized official, a certificate substantially in the form attached hereto as Annex III to this Agreement, setting forth the names and signatures of all persons authorized to give instructions relating to any activity contemplated hereby or any other notice, request or instruction on behalf of the Authorized Participant (each such person an “Authorized Person”). Such certificate may be accepted and relied upon by the Administrator, the Sponsor and the Trust as conclusive evidence of the facts set forth therein and shall be considered to be in full force and effect until delivery to the Administrator, the Sponsor and the Trust of a superseding certificate bearing a subsequent date (or the termination of this Agreement, if earlier). Upon the termination or revocation of authority of such Authorized Person by the Authorized Participant, the Authorized Participant shall give prompt written notice of such fact to the Administrator, the Sponsor and the

Trust and such notice shall be effective upon receipt by the Administrator, the Sponsor and the Trust.

(b) PIN Number.  The Administrator shall issue to each Authorized Person a unique personal identification number (“PIN Number”) by which such Authorized Person shall be identified and instructions issued by the Authorized Participant hereunder shall be authenticated. The PIN Number shall be kept confidential and only provided to Authorized Persons and other employees of the Authorized Participant who have a reasonable need-to-know, unless required under applicable law. If after issuance, an Authorized Person’s PIN Number is changed, the new PIN Number will become effective on a date mutually agreed upon by the Authorized Participant and the Administrator.  Upon the termination or revocation of authority of such Authorized Person by the Authorized Participant, the Authorized Participant shall give prompt written notice of such fact to the Administrator, the Sponsor and the Trust and such notice shall be effective upon receipt by the Administrator, the Sponsor and the Trust. The Administrator agrees promptly to cancel the PIN Number assigned to an Authorized Person upon receipt of written notice from the Authorized Participant that an Authorized Person’s authority to act for it has been terminated.

(c) Verification. The Administrator shall assume that all instructions issued to it using a PIN Number have been properly placed by an Authorized Person, unless the Administrator has actual knowledge to the contrary or the Authorized Participant has properly revoked such PIN as provided herein. Neither the Administrator, the Sponsor nor the Trust shall have any obligation to verify that an Order is being placed by an Authorized Person.

9.  REDEMPTION.

(a) Business Day.  The Authorized Participant understands and agrees that Redemption Orders may be submitted only on days that the Listing Exchange is open for trading or business (“Business Day”).

(b) Transferability of Fund Shares. The Authorized Participant represents, warrants and agrees that, as of the close of a Business Day on which it has placed any Redemption Order for the purpose of redeeming any Creation Unit of Shares of any Fund, it or any party for which it is acting (whether a customer or otherwise, a “Participant Client”), as the case may be, will own (within the meaning of Rule 200 of Regulation SHO) or has arranged to borrow for delivery to the Trust on or prior to the settlement date of the Redemption Order the number of Shares of the relevant Fund to be redeemed as a Creation Unit.  In either case, the Authorized Participant acknowledges that: (i) it has or, if applicable, its Participant Client has, as of the close of the Business Day on which it has placed the Redemption Order, full legal authority and legal right to place the order for redemption for the requisite number of Shares of the applicable Fund; (ii) it has (or the Market Maker has on the Authorized Participant’s behalf) or, if applicable, its Participant Client has, full legal authority and legal right to receive the entire proceeds of the redemption on the settlement date; and (iii) if such Shares submitted for redemption have been loaned or pledged to another party or are the subject of a repurchase agreement, securities lending agreement or any other arrangement affecting legal or beneficial ownership of such Shares being submitted for redemption, there are no restrictions precluding the delivery of such Shares (including borrowed shares, if any) for redemption, free and clear of liens, on the settlement date.  In the event that the

Sponsor, the Administrator and/or the Trust have reason to believe that the Authorized Participant does not own or have available for delivery the requisite number of Shares of the relevant Fund to be redeemed as a Creation Unit to deliver by the settlement date, the Sponsor, the Administrator and/or the Trust may require the Authorized Participant to deliver or execute supporting documentation evidencing ownership or its right to deliver sufficient Shares of the relevant Fund in order for the Redemption Order to be in proper form and, if such documentation is not satisfactory to the Sponsor, the Administrator and/or the Trust, in their reasonable discretion, the Sponsor, the Trust and/or the Administrator, in consultation with the Sponsor and the Trust, may reject without liability the Redemption Order. Failure to deliver or execute the requested supporting documentation may result in the Authorized Participant’s Redemption Order being rejected as not in proper form.

10.  INDEMNIFICATION.

(a) Indemnification by the Authorized Participant.  The Authorized Participant hereby agrees to indemnify and hold harmless the Sponsor, the Trust, each Fund, the Administrator, the Cash Custodian, and the Digital Asset Custodian, and their respective subsidiaries, affiliates, directors, officers, employees and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each an “AP Indemnified Party”) from and against any loss, liability, damage and reasonable cost and expense (including reasonable attorneys’ fees) incurred by such AP Indemnified Party as a result of: (i) any material breach by the Authorized Participant of any provision of this Agreement that relates to such Authorized Participant; (ii) any representation provided by the Authorized Participant herein that is false or misleading in any material respect or omits material information necessary to make the statement contained therein complete; (iii) any material failure on the part of the Authorized Participant to perform any of its obligations set forth in the Agreement; (iv) any failure by the Authorized Participant to comply with applicable laws to the extent relating to its role as an authorized participant hereunder, including applicable rules and regulations of self-regulatory organizations; (v) actions of such AP Indemnified Party taken pursuant to any instructions issued in accordance with Annex II hereto (as may be amended from time to time) reasonably believed by an AP Indemnified Party to be genuine and to have been given by the Authorized Participant, except to the extent that the Authorized Participant had previously revoked a PIN Number used in giving such instructions or representations (where applicable) and such revocation was given by the Authorized Participant in writing and received by the Administrator, the Sponsor and the Trust in accordance with the terms of Section 8(b) hereto; or (vi) any (1) representation by the Authorized Participant, its employees or its agents or other representatives about the Shares or any AP Indemnified Party that is not consistent with the Trust’s then-current Prospectus made in connection with the offer or the solicitation of an offer to buy or sell Shares, or (2) untrue statement or alleged untrue statement of a material fact contained in any research reports, marketing material and sales literature described in Section 4 hereof, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent that such statement or omission relates to factual information about the Shares, or any AP Indemnified Party, unless, in either case, such representation, statement or omission (x) was made or included by the Sponsor in materials furnished by the Sponsor to the Authorized Participant, or by the Authorized Participant at the written direction of the Sponsor, or (y) is based upon any misstatement of a material fact or omission or alleged omission by the Trust or the Sponsor to state a material fact in connection with such representation, statement or omission necessary to make such representation, statement or omission not misleading. The Authorized Participant shall not have any obligation to indemnify the AP Indemnified Party for any damages to the extent arising out of mistakes or errors in data provided to the Authorized Participant by such AP Indemnified Party.  The Authorized Participant shall not be liable under the indemnity contained in this Section with respect to any claim made against any AP Indemnified Party unless the AP Indemnified Party shall have notified the Authorized Participant in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the AP Indemnified Party (or after the AP Indemnified Party shall have received notice of service on any designated agent).  However, failure to notify the Authorized Participant of any claim shall not relieve the Authorized Participant from any liability that it may have to any AP Indemnified Party against whom such action is brought otherwise than on account of the indemnity agreement contained in this Section and shall only release it from such liability under this Section to the extent it has been materially prejudiced by such failure to receive notice.

(b) Indemnification by the Sponsor.  The Sponsor hereby agrees to indemnify and hold harmless the Authorized Participant and its respective subsidiaries, affiliates, directors, officers, employees and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each a “Sponsor Indemnified Party”) from and against any loss, liability, damage and reasonable cost and expense (including reasonable attorneys’ fees) incurred by such Sponsor Indemnified Party as a result of: (i) any material breach by the Sponsor of any provision of this Agreement that relates to the Sponsor; (ii) any material failure on the part of the Sponsor to perform any of its obligations set forth in this Agreement; (iii) any failure by the Sponsor to comply with applicable laws in connection with this Agreement, except the Sponsor shall not be required to indemnify a Sponsor Indemnified Party to the extent that such failure was caused by the Sponsor’s reasonable reliance on instructions given or representations made by one or more Sponsor Indemnified Parties; (iv) actions of such Sponsor Indemnified Party taken in reasonable reliance upon any instructions issued or representations made in accordance with Annex II hereto (as amended from time to time) reasonably believed by the Sponsor Indemnified Party to be genuine and to have been given by or on behalf of the Sponsor; or (v) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement of the Trust as originally filed with the SEC or in any amendment thereof, or in any Prospectus, or any amendment thereof or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except those statements in the Registration Statement or the Prospectus based on information furnished in writing by or on behalf of the Authorized Participant expressly for use in the Registration Statement or the Prospectus. The Sponsor shall not be liable to any Sponsor Indemnified Party for any damages arising directly out of (w) mistakes or errors in data provided to the Sponsor by a Sponsor Indemnified Party, or (x) any action of a service provider to the Trust, except to the extent such service provider acted under the direction of the Sponsor, the Administrator or Trust, or such service provider is an affiliate of any of them, and acted negligently in taking or failing to take an action.  The Sponsor shall not be liable under the indemnity agreement contained in this Section with respect to any claim made against any Sponsor Indemnified Party unless the Sponsor Indemnified Party shall have notified the Sponsor in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Sponsor Indemnified Party (or after the Sponsor Indemnified Party shall have received notice of service on any designated agent). However, failure to notify the Sponsor of any claim shall not relieve the Sponsor from any liability that it may have to any Sponsor Indemnified Party against whom such action is brought otherwise than on account of the indemnity agreement contained in this Section and shall only release it from such liability under this Section to the extent it has been materially prejudiced by such failure to receive notice.

(c) Excuse from Indemnification.  Other than with respect to Sections 10(a)(vi)(2) and (b)(v), this Section 10 shall not apply and a party shall not have an obligation to indemnify an AP Indemnified Party or Sponsor Indemnified Party, as the case may be, and its related indemnified persons to the extent that any such losses, liabilities, damages, costs and expenses (“Losses”) are directly caused by, incurred as a result of, or in connection with, any gross negligence, bad faith, or willful misconduct on the part of the party seeking to be indemnified.  The term “affiliate” in this Section 10 shall include, with respect to any person, entity or organization, any other person, entity or organization which directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such person, entity or organization.

(d) Defense & Settlement.  The applicable indemnifying party shall be entitled, at its option, to exercise sole control and authority over the defense and settlement of such action.  The indemnifying party is not authorized to accept any settlement that does not provide the applicable indemnified party with a complete release or that imposes liability not covered by these indemnifications or places restrictions on the indemnified party or causes reputational harm to the indemnified party, in each case, without the prior written consent of the indemnified party.

11.  LIMITATION OF LIABILITY.

(a) No Implied Covenants or Obligations.  The parties undertake to perform such duties and only such duties as are expressly set forth herein, or expressly incorporated herein by reference, and no implied covenants or obligations shall be read into this Agreement against any party.

(b) Miscellaneous Limitations on Liability.  Other than in connection with a material misstatement or omission of a material fact in the Registration Statement or the Prospectus, arising from information provided by a party hereto, in the absence of bad faith, negligence or willful misconduct on its part, neither the Sponsor nor the Authorized Participant, whether acting directly or through agents or attorneys, shall be liable for any action taken, suffered or omitted or for any error of judgment made by either of them in the performance of their duties hereunder.  Neither the Sponsor nor the Authorized Participant shall be liable for any error of judgment made in good faith unless the party exercising such shall have been negligent in ascertaining the pertinent facts necessary to make such judgment.  In the absence of bad faith, gross negligence or willful misconduct on its part, the Administrator, whether acting directly or through agents or attorneys, shall not be liable for any action taken, suffered or omitted or for any error of judgment made in the performance of its duties hereunder.  The Administrator shall not be liable for any error of judgment made in good faith unless it shall have been grossly negligent in ascertaining the pertinent facts necessary to make such judgment.  In no event shall the Sponsor, Administrator or Authorized Participant be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if such parties have been advised of the likelihood of such loss or damage and regardless of the form of action.  In no event shall the Sponsor, Administrator or Authorized Participant be liable for the acts or omissions of DTC or any successor or other depository.

(c) Force Majeure.  The Sponsor, Administrator and Authorized Participant shall not be responsible or liable for any failure or delay in the performance of their obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; terrorism; hacking or sabotage; epidemics; riots; interruptions; loss, malfunction of or disruption in utilities, the applicable Ethereum or other Digital Asset peer-to-peer network or associated blockchain ledger, internet or other computer (hardware or software) or communications service; market volatility or disruptions in order trading on any exchange, market or trading venues to which the Prime Broker’s execution platform (the “Trading Platform”) has established connections (each such venue, a “Connected Trading Venue”); suspension of trading in respect of the Trading Platform or any Connected Trading Venue; acts or omissions of any Connected Trading Venue; accidents; labor disputes; acts of civil or military authority or governmental actions.

(d) Reliance on Instructions.  The Sponsor and Administrator may conclusively rely upon, and shall be fully protected in acting or refraining from acting upon, any communication authorized hereby and upon any written or oral instruction, notice, request, direction or consent reasonably believed by them to be genuine.

(e) Ambiguous Instructions.  If a Purchase Order or a Redemption Order otherwise in good form contains order terms that differ from the information provided in the telephone call at the time of issuance of the applicable order number, the Administrator will attempt to contact one of the Authorized Persons of the Authorized Participant to request confirmation of the terms of the Order. If an Authorized Person confirms the terms as they appear in the Order, then the Order will be accepted and processed. If an Authorized Person contradicts the Order terms, the Order will be deemed invalid, and a corrected Order must be received by the Administrator as described in the Procedures. If the Administrator is not able to contact an Authorized Person, then the Order shall be accepted and processed in accordance with its terms notwithstanding any inconsistency from the terms of the telephone information. In the event that an Order contains terms that are illegible, the Order will be deemed invalid and the Administrator will attempt to contact one of the Authorized Persons of the Authorized Participant to request retransmission of the Order. A corrected Order must be received by the Administrator as described in the Procedures.

(f) Financial Liability of Administrator.  The Administrator shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder, except as may be required as a result of its own gross negligence, willful misconduct or bad faith.

(g) Tax Liability. To the extent any payment of any transfer tax, sales or use tax, stamp tax, recording tax, value added tax or any other similar tax or government charge applicable to the creation or redemption of any Creation Unit of Shares of any Fund made pursuant to this

Agreement is imposed, the Authorized Participant shall be responsible for the payment of such tax or government charge regardless of whether or not such tax or charge is imposed directly on the Authorized Participant. To the extent the Trust, the Sponsor or the Administrator is required by law to pay any such tax or charge, the Authorized Participant agrees to promptly indemnify such party for any such payment, together with any applicable penalties, additions to tax or interest thereon.  The Sponsor and the Administrator agree to use their best efforts to notify the Authorized Participant of all transfer taxes, sales or use taxes, stamp taxes, recording taxes, value added taxes or any other similar tax or government charge that the Authorized Participant may incur in the future in connection with the creation or redemption of any Creation Unit of Shares.

(h) Trust as a Third-Party Beneficiary.  The Authorized Participant understands and agrees that the Trust is a third-party beneficiary to this Agreement, and is entitled, and intends, to proceed directly against the Authorized Participant in the event that the Authorized Participant fails to honor any of its obligations pursuant to this Agreement that benefit the Trust.

12.  ACKNOWLEDGMENT.

The Authorized Participant acknowledges receipt of the Declaration of Trust and Prospectus and represents that it has reviewed and understands such documents.

13.  NOTICES.

Except as otherwise specifically provided in this Agreement, all notices required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by personal delivery or by postage prepaid registered or certified United States first class mail, return receipt requested, or by electronic mail or facsimile or similar means of same day delivery (with a confirming copy by mail). Unless otherwise notified in writing, all notices to the Trust shall be at the address, electronic mail address or telephone or facsimile numbers as follows:

Attn:

All notices to the Authorized Participant, the Sponsor and the Administrator shall be directed to the address, electronic mail address, or telephone or facsimile numbers indicated below the signature line of such party.

14.  EFFECTIVENESS; TERMINATION; AMENDMENT.

(a) Effectiveness.  This Agreement shall become effective upon delivery to and execution by the parties hereto.

(b) Termination.  This Agreement may be terminated at any time by any party upon sixty (60) calendar days’ prior written notice to the other parties and may be terminated earlier by the Trust or the Sponsor at any time in the event of a breach by the Authorized Participant of any provision of this Agreement or the procedures described or incorporated herein, or upon the insolvency of the Authorized Participant. This Agreement may be terminated immediately by a party at such time as the Trust, the Sponsor or the Authorized Participant becomes insolvent or becomes the subject of a bankruptcy proceeding or winding up.

(c) Amendment.  This Agreement may be amended only by a written instrument executed by all the parties; provided, however, that if an amendment to the Agreement is required in order to conform the Agreement to applicable law, then the Sponsor shall provide the Authorized Participant and the Administrator with prompt notice of such amendment, and the next Creation Unit created by the Authorized Participant shall be deemed to constitute the Authorized Participant’s acceptance of such amendment. The Procedures attached as Annex II and any Exhibit thereto may be amended, modified or supplemented by the Trust, the Administrator and the Sponsor, without consent of the Authorized Participant from time to time by the following procedure. After the proposed amendment, modification or supplement has been agreed to by the Trust, the Administrator and the Sponsor, the Administrator will mail or send via email a copy of the proposed amendment, modification or supplement to the Authorized Participant in accordance with Section 13 above. For the purposes of this Agreement, mail will be deemed received by the recipient thereof on the third (3rd) day following the deposit of such mail into the United States postal system. Within fifteen (15) calendar days after its deemed receipt, the amendment, modification or supplement will become part of this Agreement, the Annex or the Exhibits, as the case may be, in accordance with its terms unless the Authorized Participant objects to the proposed amendment, modification or supplement in writing, which shall include objection by electronic mail.

15.  GOVERNING LAW; CONSENT TO JURISDICTION.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York conflict of laws principles) as to all matters, including matters of validity, construction, effect, performance and remedies. Each party hereto irrevocably consents to the jurisdiction of the courts of the State of New York located in the Borough of Manhattan and of the U.S. District Courts for the Southern District of New York and the appellate courts therefrom in such State in connection with any action, suit or other proceeding arising out of or relating to this Agreement or any action taken or omitted hereunder, and waives any claim of forum non conveniens and any objections as to laying of venue. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

16.  SUCCESSORS AND ASSIGNS.

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

17.  ASSIGNMENT.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party without the prior written consent of the other parties, except that any entity into which a party hereto may be merged or converted or with which it may be consolidated or any entity resulting from any merger, conversion or consolidation to which such party hereunder shall be a party, or any entity succeeding to all or substantially all of the business of the party, shall be the successor of the party under this Agreement. The party resulting from any such merger, conversion, consolidation or succession shall notify the other parties hereto of the change. Any purported assignment in violation of the provisions hereof shall be null and void. Notwithstanding the foregoing, this Agreement shall be automatically assigned to any successor Sponsor at such time such successor qualifies as a successor Sponsor under the terms of the Declaration of Trust.

18.  INTERPRETATION.

The section and sub-section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

19.  ENTIRE AGREEMENT.

This Agreement, along with any other agreement or instrument delivered pursuant to this Agreement, supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof.

20.  SEVERANCE.

If any provision of this Agreement is held by any court or any act, regulation, rule or decision of any other governmental or supra national body or authority or regulatory or self-regulatory organization to be invalid, illegal or unenforceable for any reason, it shall be invalid, illegal or unenforceable only to the extent so held and shall not affect the validity, legality or enforceability of the other provisions of this Agreement and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein; provided, however, that if a party to this Agreement determines in its reasonable judgment that the provision of this Agreement that was held invalid, illegal or unenforceable does affect the validity, legality or enforceability of one or more other provisions of this Agreement, and that this Agreement should not be continued without the provision that was held invalid, illegal or unenforceable, then the party shall notify the other party to this Agreement of such determination, whereupon this Agreement shall immediately terminate.

21.  NO STRICT CONSTRUCTION.

The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

22.  SURVIVAL.

Sections 4 (Prospectus, Marketing Materials and Representations), 10 (Indemnification), 11 (Limitation of Liability) and 15 (Governing Law; Consent to Jurisdiction) hereof, as well as this Section 22, shall survive the termination of this Agreement.

23.  OTHER USAGES.

The following usages shall apply in interpreting this Agreement: (i) references to a governmental or quasigovernmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of such agency, authority or instrumentality; and (ii) “including” means “including, but not limited to.”

24.  COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  A telecopied facsimile of an executed counterpart of this Agreement, or an electronically transmitted PDF copy of an executed counterpart of this Agreement, shall be sufficient to evidence the binding agreement of each party to the terms hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year written below.

DATED:  ____________, 20[__]

 FRANKLIN HOLDINGS, LLC
Sponsor of the Trust

 BY:

NAME:
TITLE:
ADDRESS:
TELEPHONE:
E-MAIL:

[NAME OF AUTHORIZED PARTICIPANT]

BY:
NAME:
TITLE:
ADDRESS:
TELEPHONE:
FACSIMILE:
E-MAIL:

PRIME BROKERAGE ACCOUNT AT THE PRIME BROKER (IF APPLICABLE):

THE BANK OF NEW YORK MELLON
Administrator and Transfer Agent of the Trust

BY:
NAME:
TITLE:
ADDRESS:
TELEPHONE:
FACSIMILE:
E-MAIL:

ANNEX I
TO
AUTHORIZED PARTICIPANT AGREEMENT
FOR FRANKLIN ETHEREUM TRUST
(effective as of _______  ____, 20[__])

SERIES OF THE TRUST

Franklin Ethereum ETF

ANNEX II
TO
AUTHORIZED PARTICIPANT AGREEMENT
FOR FRANKLIN ETHEREUM TRUST

[to be provided]

ANNEX III
TO
AUTHORIZED PARTICIPANT AGREEMENT
FOR FRANKLIN ETHEREUM TRUST

FORM OF CERTIFIED AUTHORIZED PERSONS
OF THE AUTHORIZED PARTICIPANT

Participant Name:

NAME(1)	TITLE(1)	SIGNATURE(1)	TELEPHONE NUMBER(2)	E-MAIL ADDRESS(2)	CITY OF BIRTH(2)

Date:

Certified By (Signature):

Print Name:

Title:

(1)	Required information.
(2)	Required information to use the Web Order Site.